Exhibit 99.1

NEWS RELEASE

Media Contact:

Eva Schmitz

812.306.2424

evaschimitz@berryplastics.com

Investor Contact:

Dustin Stilwell

812.306.2964

dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Announces Proposed Secondary Public Offering

EVANSVILLE, Ind. – July 15, 2013 – Berry Plastics Group, Inc. (NYSE: BERY) (the “Company”) announced today the commencement of a proposed secondary public offering of 15,000,000 shares of the Company’s common stock by certain funds affiliated with Apollo Global Management, LLC and certain funds affiliated with Graham Partners, Inc. (collectively, the “Selling Stockholders”).  The underwriters will have a 30-day option to purchase up to an additional 2,250,000 shares of common stock from the Selling Stockholders. The Company itself is not selling any shares and will not receive any proceeds from the proposed offering, and it will not change the number of shares of the Company’s common stock that are currently outstanding.

Citigroup, BofA Merrill Lynch, Deutsche Bank Securities, Goldman, Sachs & Co., Credit Suisse, Baird and Barclays are acting as joint book-running managers for the offering.

SunTrust Robinson Humphrey, Wells Fargo Securities and Apollo Global Securities are acting as co-managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  A preliminary prospectus relating to the offering has been filed with the Securities and Exchange Commission and is available on its Web site, http://www.sec.gov/. Copies of the preliminary prospectus also may be obtained from:  Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717  (Tel: 800-831-9146) or BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Berry Plastics

Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $4.8 billion in fiscal 2012. With world headquarters in Evansville, Indiana, the Company's common stock is listed on the New York Stock Exchange under the ticker symbol BERY.

Forward-looking Statements

Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ Securities and Exchange Commission filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.